Exhibit 10.11
RSUs – US Executives
McCORMICK & COMPANY, INCORPORATED
2013 OMNIBUS INCENTIVE PLAN
TERMS OF RESTRICTED STOCK UNITS AWARD
The following terms and conditions apply to restricted stock units granted under the 2013 Omnibus Incentive Plan by McCORMICK & COMPANY, INCORPORATED, a Maryland corporation, with its principal offices in Baltimore County, Maryland (hereinafter called the “Company”).
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that the interests of the Company and its stockholders will be advanced and the Company’s overall managerial strength will be enhanced by encouraging its officers and other key employees to become owners of common stock of the Company; and
WHEREAS, the Board approved and adopted the Company’s 2007 Omnibus Incentive Plan (the “Plan”) on November 27, 2012, effective December 1, 2012, subject to the approval of the Company’s stockholders on or before April 3, 2013; and
WHEREAS, the Company’s stockholders approved the Plan on April 3, 2013; and
WHEREAS, one of the purposes of the Plan is to provide an inducement to certain officers and other key employees of the Company and its affiliates (each a “Executive”) to acquire shares of common stock of the Company; and
WHEREAS, the Board has authorized and approved the grant of the Award (defined below) pursuant to the Plan;
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements below set forth, the terms of the Award consist of the following:
1.Grant of Restricted Stock Units. Details of the Executive’s award are described on the screen captioned “Grants & Awards” in the Computershare website. On the Grant Date referenced on the screen captioned “Grants & Awards,” the Company granted to the Executive restricted common stock units (hereinafter referred to as ‘Restricted Stock Units”), which shall become vested in accordance with the vesting schedule described in Section 3 hereof, for the number of shares of the Company’s common stock identified as Shares Granted (the “Award”). Each Restricted Common Stock Unit shall represent one hypothetical share of Common Stock, without par value, of the Company, (hereinafter referred to as “Common Stock”). Each Restricted Common Stock Unit shall at all times be equal in value to one share of Common Stock of the Company. The

Company shall credit each Restricted Stock Unit to a bookkeeping account that the Company shall maintain for the Executive until the Company issues Common Stock with respect to such Restricted Stock Unit in accordance with Section 4 hereof or such Restricted Stock Unit is forfeited in accordance with Section 3 hereof.
2.    Restrictions on Transfer of Restricted Stock Units. The Restricted Stock Units granted herein and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such Restricted Stock Units or of any right or privilege conferred hereby or upon the levy, attachment, or similar process upon such Restricted Stock Units or the rights and privileges conferred hereby, such Restricted Stock Units and the rights and privileges conferred hereby shall immediately become null and void.
3.    Vesting of Restricted Stock Units.
(a)Fifty percent (50%) of the Restricted Common Stock Units shall become vested and non-forfeitable on March 15 in the year immediately following the Grant Date and the remaining fifty percent (50%) of the Restricted Common Stock Units shall become vested and non-forfeitable on March 15 of the second year following the Grant Date (hereinafter referred to collectively as the “Vesting Dates”) if the Executive continues in the employ of the Company from the Grant Date until the applicable Vesting Date. Except as provided in Section 3(b) hereof, if the Executive ceases to be an employee of the Company prior to a Vesting Date, the Restricted Stock Units that would otherwise vest on such Vesting Date shall be immediately forfeited.
(b)    Notwithstanding the provisions of Section 3(a) hereof, any outstanding Restricted Stock Units shall immediately become vested and non-forfeitable in the event of the Executive’s death, total and permanent disability, or eligibility for retirement, or in the event of a Change in Control of the Company. If such Restricted Stock Units become vested and non-forfeitable pursuant to this Section 3(b), the date of the Executive’s death, total and permanent disability, or eligibility for retirement (or, if later, the Grant Date), or the date of the Change in Control, whichever applies, shall be treated as the Vesting Date for purposes of this Agreement.
(c)    For purposes of this Agreement, the Executive shall be considered “totally and permanently disabled” if (i) the Executive is unable, as a result of demonstrable illness (including mental illness), injury or disease, to engage in any occupation or perform any work for remuneration or profit for which the Executive is reasonably qualified and (ii) the illness, injury or disease is expected to be permanent.
(d)    For purposes of this Agreement, the Executive shall be considered to be eligible for retirement at the time the Executive attains age 55.
4.    Issuance of Common Stock.
(e)    The Company shall issue to the Executive (or, in the event of the Executive’s death, to the Executive’s personal representative) shares of Common Stock corresponding to vested

Restricted Stock Units, net of any applicable withholding taxes, as soon as practicable following the Vesting Date and in no event later than March 15th of the year following the Vesting Date, except as provided in the next sentence. If the Vesting Date occurs by reason of the Executive’s eligibility for retirement, payment shall be made during the ninety day-period immediately following the earliest of (i) (A) March 15 of the year immediately following the Grant Date with respect to the 50% that would otherwise vest on that date and (B) March 15 of the second year following the Grant Date with respect to the 50% that would otherwise vest on that date; (ii) the date of the Executive’s death; (iii) the date of the Executive’s total and permanent disability, provided that such disability constitutes a “disability” within the meaning of Treas. Reg. § 1.409A-3(i)(4); or (iv) the date of a Change in Control. Shares of Common Stock, without par value, of the Company shall be issued with respect to vested Restricted Common Stock Units.
(f)    No shares of Common Stock shall be issued to the Executive under this Agreement before the applicable Vesting Date.
(g)    The Company’s obligations to the Executive with respect to the Restricted Stock Units shall be satisfied in full upon the issuance of shares of Common Stock with respect to the Restricted Stock Units that vest in accordance with Section 3 hereof, net of any applicable withholding taxes, or upon the forfeiture of such Restricted Stock Units in accordance with such Section.
5.    Dividend, Voting and Other Rights.
(a)    The Restricted Stock Units are not shares of Common Stock, and the Executive shall therefore have no voting, dividend, or other shareholder rights by reason of receiving or being credited with Restricted Stock Units pursuant to this Agreement unless and until shares of Common Stock are issued to the Executive pursuant to Section 4 hereof.
(b)    This Agreement represents only an unfunded and unsecured promise by the Company. The Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company.
6.    Forfeiture of Gain. The Executive shall be required to forfeit to the Company any gain realized on account of the Restricted Stock Units in the event the Executive takes any action in violation or breach of, or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any of its affiliates or any confidentiality obligation with respect to the Company or any of its affiliates or otherwise in competition with the Company or any of its affiliates. The Company shall annul this award if the participant is an employee of the Company or any of its affiliates and is terminated for “cause,” as such term is defined in the Plan. Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Executive who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of a Restricted Stock Unit earned or accrued during the twelve-(12) month period following the public issuance or filing pursuant to the Securities Exchange Act of 1934 (whichever first occurred) of the financial document that was required to be restated.
7.    Adjustments. The shares of Common Stock issuable with respect to the Restricted Stock Units are subject to adjustment as provided in Article V. G. of the Plan.
8.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any law.
9.    Section 409A of the Internal Revenue Code.
(a)    Except as provided in Section 9(b) hereof, it is intended that the Restricted Stock Units and this Agreement shall qualify as a short-term deferral arrangement described in Treas. Reg 1.409A-1(b)(4), and any successor thereto, and that, as a result, the Restricted Stock Units and this Agreement shall not be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Agreement and the Plan shall be administered in a manner consistent with the foregoing intent, and, except as provided in Section 9(b) hereof, any provision that would cause such Restricted Stock Units or this Agreement to be subject to Section 409A shall have no force or effect until this Agreement is amended to avoid the application of Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the Executive’s consent).
(b)    Notwithstanding Section 9(a) hereof, the parties recognize that if the Executive is or becomes eligible to retire before the second anniversary of the Grant Date, Section 409A shall apply to the Restricted Stock Units that vest as a result of the Executive’s eligibility for retirement.
10.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (except as provided by Section 9 hereof or as required by law) no amendment shall adversely affect the rights of the Executive under this Agreement without the Executive’s consent.
11.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be severable from the other provisions hereof, and the remaining provisions hereof shall continue in effect and to be fully enforceable.
12.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Plan and this Agreement shall be administered by the Compensation Committee of the Board and the Management Committee of the Company in accordance with the provisions of Article II of the Plan. Except as expressly provided in this Agreement, capitalized terms used herein shall have the meanings ascribed to them in the Plan or on the screen captioned “Grants & Awards.”
13.    Withholding. The Company and/or the Executive’s local employer shall have the right to deduct or withhold, or require the Executive to remit to the Company and to the Executive’s local employer, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the plan, grant of restricted stock units, payment of shares or cash under this Agreement, the sale of shares acquired hereunder, and/or payment of dividends on shares acquired hereunder, as applicable. A sufficient number of the Company shares resulting from payout of the award at vesting may be retained by the Company to satisfy the tax withholding obligation.
14.    No Right to Continued Employment. Neither the Plan, the grant of restricted stock units, payment of shares or cash under this Agreement, the sale of shares acquired hereunder, and/or payment of dividends on shares acquired hereunder, as applicable, gives the Executive any right to continue to be employed by his or her local employer or the Company, or restricts, in any way, the Executive’s right, or the right of his or her employer to terminate the Executive’s employment at any time for any reason not specifically prohibited by law.
15.    The Executive shall be deemed to have accepted this Award unless the Executive provides written notice to the Company, within thirty (30) business days following the Grant Date, stating that the Executive does not wish to accept the Award. Notices should be directed to Investor Services at investor_services@mccormick.com, or to McCormick & Company, Inc. Attn: Investor Services, 18 Loveton Circle, Sparks, Maryland 21152.
16.    Discretionary Nature of the Plan. By accepting the Award, the Executive agrees to be bound by the terms and conditions set forth herein and acknowledges that:
(a)    The award of Restricted Stock Units hereunder, and any future awards under the Plan are entirely voluntary, and at the complete discretion of the Company. Neither the award of Restricted Stock Units hereunder or future awards by the Company shall be deemed to create any obligation to grant any other awards, whether or not such a reservation is explicitly stated at the time of such an award. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Executive’s rights hereunder.
(b)    The Plan shall not be deemed to constitute, and shall not be construed by the Executive to constitute, part of the terms and conditions of employment. Neither the Company nor the Executive’s local employer shall incur any liability of any kind to the Executive as a result of any change or amendment, or any cancellation, of the Plan at any time.

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